CISTRON BIOTECHNOLOGY, INC.

                                   STATEMENTS OF OPERATIONS

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                                                                               February 2,1982
                                                                               (commencement of
                                                   Year ended June 30,          operations)to
                                            ----------------------------------
                                            1994         1995         1996       June 30, 1996
                                         ----------   ----------    ----------   -------------
Sales                                   $   874,627  $   649,949  $    562,161  $  8,239,600
Cost of sales                               359,177      341,041       320,429     3,486,902
                                         ----------   ----------    ----------    ----------
  Gross profit                              515,450      308,908       241,732     4,752,698

Other revenues:
License fees and funded
 research (Note 5)                            5,000      985,000       405,000     3,500,730
                                         ----------   ----------    ----------    ----------
Operating income before expenses            520,450    1,293,908       646,732     8,253,428
                                         ----------   ----------    ----------    ----------
Research and development (Note 7)            63,992       62,372       111,515     7,818,118
Administrative and marketing (Note 9)       546,968      768,101     1,473,523     8,766,865
Occupancy                                   184,250      187,024       194,779     2,061,934
                                         ----------   ----------    ----------    ----------
  Total expenses                            795,210    1,017,497     1,779,817    18,646,917
                                         ----------   ----------    ----------    ----------
  Operating income (loss)                  (274,760)     276,411    (1,133,085)  (10,393,489)
Interest (income)/expense
 - net (Note 6)                                (908)      (8,565)      (26,919)      (76,955)
Other expense                                  -            -             -           59,895
Amortization of deferred
 financing costs                               -            -             -          173,079
Acquisition expense                            -            -             -          429,620
                                         ----------   ----------    ----------    ----------
Income/(loss) before income taxes
  and extraordinary credit                 (273,852)     284,976    (1,106,166)  (10,979,128)
Income tax provision (Note 4)                  -           5,700          -          268,538
                                         ----------   ----------    ----------    ----------
  Income/(loss) before
   extraordinary credit                    (273,852)     279,276    (1,106,166)  (11,247,666)
                                         ----------   ----------    ----------    ----------
  Extraordinary credit - benefit
  of tax loss carry forward                    -            -             -          262,838
                                         ----------   ----------    ----------    ----------
Net Income/(loss)                       $  (273,852) $   279,276  $ (1,106,166) $(10,984,838)
                                         ===========  ==========    ===========  ============

Net income/(loss) per share             $     (0.01) $      0.01  $     (0.04)
                                         ===========  ==========    ===========

Weighted average shares                  26,882,990   27,522,928    26,882,990
                                         ===========  ==========    ===========



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                                See accompanying notes to financial statements


                                                       F-4

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